Exhibit 3.4

BARBARA K. CEGAVSKESecretary of State202 North Carson StreetCarson City, Nevada 89701-4201(775) 684-5708Website: www.nvsos.govFiled in the office ofDocument Number20160558453-39Certificate to Accompany Restated Articles orAmended and Restated Articles(PURSUANT TO NRS)Barbara K. Cegavske Secretary of State State of NevadaFiling Date and Time12/23/2016 3:25 PMEntity NumberC5140-1991USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLYThis Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)1. Name of Nevada entity as last recorded in this office:Smith & Wesson Holding Corporation2. The articles are: (mark only one box) ☐Restated ☒Amended and Restated Please entitle your attached articles "Restated" or “Amended and Restated," accordingly.3. Indicate what changes have been made by checking the appropriate box:*☐No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate. ☒The entity name has been amended.☐The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)☐The purpose of the entity has been amended.☐The authorized shares have been amended.☐The directors, managers or general partners have been amended.☐IRS tax language has been added.☐Articles have been added.☐Articles have been deleted.☐Other. The articles or certificate have been amended as follows: (provide article numbers, if available)4. Effective date and time of filing: (optional) Date:January    1, 2017    Time:     12:01a.m.(must not be later than 90 days after the certificate is filed)* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected. This form must be accompanied by appropriate fees.            PHX 331822768V1           Nevada Secretary of State Restated ArticlesRevised:1-5-15

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

AMERICAN OUTDOOR BRANDS CORPORATION

ARTICLE I

NAME

The name of the corporation (which is hereinafter referred to as the “Corporation”) is American Outdoor Brands Corporation.

ARTICLE II

PERIOD OF DURATION

The Corporation shall continue in existence perpetually unless sooner dissolved and in accordance with the law.

ARTICLE III

PURPOSE

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the laws of the state of Nevada.

ARTICLE IV

AUTHORIZED SHARES

SECTION 4.1.The Corporation shall be authorized to issue 120,000,000 shares of capital stock, of which 100,000,000 shares shall be shares of Common Stock, $0.001 par value (“Common Stock”), and 20,000,000 shares shall be shares of Preferred Stock, $0,001 par value (“Preferred Stock”).

SECTION 4.2. Shares of Preferred Stock may be issued from time to time in one or more classes or series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized to fix by resolution or resolutions the classes, series, and number of each class or series of stock as provided in Nevada Revised Statutes (“NRS”) 78.195, 78.1955, and 78.196, as well as prescribe the voting powers, if any, designations, powers, preferences, and the relative, participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions thereof, of any unissued class or series of Preferred Stock; to fix the number of shares constituting such class or series; and to increase or decrease the number of shares of any such class or series, but not below the number of shares thereof then outstanding.

SECTION 4.3.Except as otherwise provided by law or by the resolution or resolutions adopted by the Board of Directors designating the powers, designations, preferences, limitations, restrictions, and relative rights of any Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall entitle the holder thereof to one vote on all matters on which stockholders are entitled generally to vote, and the holders of Common Stock shall vote together as a single class.

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ARTICLE V

DIRECTORS

SECTION 5.1.The directors are hereby granted the authority to do any act on behalf of the Corporation as may be allowed by law.

SECTION 5.2.Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the powers, designations, preferences, limitations, restrictions, and relative rights of any Preferred Stock, the number of directors of the Corporation shall be fixed as set forth in the bylaws of the Corporation, and may be increased or decreased from time to time, by resolution of the Board of Directors.

SECTION 5.3.Directors shall hold office for a term of one year and until their respective successors are elected and qualified.

SECTION 5.4.Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the powers, designations, preferences, limitations, restrictions, and relative rights of any Preferred Stock, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director so chosen shall hold office until his or her successor shall be elected and qualified and, if the Board of Directors at such time is classified, until the next election of the class for which such director shall have been chosen. No decrease in the number of directors shall shorten the term of any incumbent director.

ARTICLE VI

ADOPTION AND AMENDMENT OF BYLAWS

The bylaws of the Corporation shall be adopted by the Board of Directors. The power to alter, amend, or repeal the bylaws or adopt new bylaws shall be vested in the board of directors, but the stockholders of the Corporation may also alter, amend, or repeal the bylaws or adopt new bylaws. The bylaws may contain any provisions for the regulation or management of the affairs of the Corporation not inconsistent with the laws of the state of Nevada now or hereafter existing.

ARTICLE VII

AMENDMENTS

The Corporation reserves the right to amend, alter, change, or repeal all or any portion of the provisions contained in these articles of incorporation from time to time in accordance with the laws of the state of Nevada, and all rights conferred on stockholders herein are granted subject to this reservation.

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ARTICLE VIII

LIMITATION ON LIABILITY

Unless otherwise provided by law, a director or officer is not individually liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his individual capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud, or a knowing violation of law.

ARTICLE IX

ELECTION REGARDING NRS 78.378-78.3793 and 78.411-78.444

This Corporation shall NOT be governed by nor shall the provisions of NRS 78.378 through and including 78.3793 and NRS 78.411 through and including 78.444 in any way whatsoever affect the management, operation or be applied in this Corporation. This Article may only be amended by a vote of not less than 90% of the then issued and outstanding shares of the Corporation. A quorum of outstanding shares for voting on an Amendment to this Article shall not be met unless 95% or more of the issued and outstanding shares are present at a properly called and noticed meeting of the Stockholders. The super-majority set forth in this Article only applies to any attempted amendment to this Article.

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BARBARA K. CEGAVSKESecretary of State202 North Carson StreetCarson City, Nevada 89701-4201(775) 684-5708Website: www.nvsos.govCertificate of Amendment(PURSUANT TO NRS 78.385 AND 78.390)USE BLACK INK ONLY - DO NOT HIGHLIGHT                                                ABOVE SPACE IS FOR OFFICE USE ONLYCertificate of Amendment to Articles of IncorporationFor Nevada Profit Corporations(Pursuant to NRS 78.385 and 78.390 - After issuance of Stock)1. Name of corporation:Smith & Wesson Holding Corporation2. The articles have been amended as follows: (provide article numbers, if available)Article I has been amended and restated in its entirety.3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 78.50%4. Effective date and time of filing: (optional)      Date:    January 1, 2017     Time: 12:01 a.m.(must not be later than 90 days after the certificate is filed)5. Signature: (required)                                          Signature of Officer*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.This form must be accompanied by appropriate fees.PHX 331822788V1Nevada Secretary of state Amend Profit-AfterRevised: 1-5-15

SECRETARY OF STATE

STATE OF NEVADA

NEVADA STATE BUSINESS LICENSE

AMERICAN OUTDOOR BRANDS CORPORATION

Nevada Business Identification # NV19911029868

Expiration Date: June 30, 2017

In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.

Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on December 23, 2016

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

You may verify this license at www.nvsos.gov under the Nevada Business Search.

License must be cancelled on or before its expiration date if business activity ceases.
Failure to do so will result in late fees or penalties which by law cannot be waived.